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                                                                    EXHIBIT 14.1

                              TRIPATH IMAGING, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

         This Code of Business Conduct and Ethics (the "Code") sets forth legal and ethical standards of conduct for members of the Board of Directors ("Board Members"), the president and chief executive officer, the chief financial officer, any senior financial officers, any senior vice president, and any vice presidents who also have the title of general manager ("Executive Officers") and all other employees (including vice presidents and director-level employees) of TriPath Imaging, Inc. (the "Company"). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it.

         If you have any questions regarding this Code or its application to you in any situation, you should contact the Company's General Counsel.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         The Company requires that all employees, Executive Officers and Board Members comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

         If you become aware of the violation of any law, rule or regulation by the Company, whether by its employees, Executive Officers or Board Members, it is your responsibility to promptly report the matter to the Company's General Counsel. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation to the appropriate federal or state regulatory authority. Employees, Executive Officers and Board Members shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee because he or she in good faith reports any such violation. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

CONFLICTS OF INTEREST

         Employees, Executive Officers and Board Members must act in the best interests of the Company and its stockholders. Personal interests must not interfere with or otherwise be harmful to the interests of the Company. Any actual or apparent conflict of interest between personal interests and those of the Company must be handled honestly and ethically in accordance with the following procedures.

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         Full disclosure of any actual or apparent conflict is the essential first step to remaining in full compliance with this policy. Executive Officers and Board Members must disclose such matters directly to the General Counsel. Employees (not including Executive Officers) must disclose all actual and apparent conflicts of interest, including any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, to the Vice President of Human Resources or, in the event that such individual is involved in the matter, to the General Counsel.

         Once fully disclosed, any employee, Executive Officer or Board Member must avoid or terminate any activity that involves an actual or apparent conflict of interest, unless, after full disclosure to the appropriate level of management, it is determined at the appropriate level by individuals who themselves are free of any similar conflict that the activity is not harmful to the Company or otherwise improper. The Board of Directors will adopt, from time to time, rules to aid in determining whether a relation or transaction constitutes a conflict of interest.

         Any employee who has a question about whether any situation in which he or she is involved amounts to a conflict of interest or the appearance of one should disclose the pertinent details, preferably in writing, to the Vice President of Human Resources or, in the event that such individual is involved in the matter, to the General Counsel. The Vice President of Human Resources is responsible for discussing the situation with the employee and arriving at a decision after consultation with or notice to the General Counsel. Any Executive Officer or Board Member should consult directly with the General Counsel about questions that they may have regarding potential conflicts.

         To attempt to be too specific about situations that may give rise to a conflict of interest or the appearance of a conflict involves the risk of restricting the application of the policy. However, for illustrative purposes only, the following are examples of situations that could present a conflict of interest or the appearance of a conflict and must be disclosed:

         - Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by the Company;

         - Placement of business with a firm owned or controlled by an Executive Officer, Board Member or employee or his/her close relative;

         - Ownership of, or substantial interest in, a company that is a competitor, client or supplier; and

         - Acting independently as a consultant to a customer, client or supplier.

         The end result of an ethical process of disclosure, discussion and consultation may well be approval of certain relationships or transactions on the ground that, despite appearances, they are not harmful to the Company or otherwise improper. However, any conflict of interest or appearance of conflict of interest, even if it does not harm the Company, is prohibited unless it has gone through this process of disclosure, consultation and approval.

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INSIDER TRADING

         Employees, Executive Officers and Board Members who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted a Policy Statement on Securities Trading and Communications with Outsiders, which is available in the Employee Handbook, which is posted on the Company's Intranet.

         If you are uncertain about the legal constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company's Director of Finance or Chief Financial Officer before making any such purchase or sale.

CONFIDENTIALITY

         Employees, Executive Officers and Board Members must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, without regard to the type of information discussed, employees and Executive Officers are prohibited from taking part in any Internet chat rooms that focus on the Company. Employees and Executive Officers should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company. Employees, Executive Officers and Board Members should be particularly sensitive to inquires regarding or dissemination of information relating to the Company's intellectual property.

         Third parties may ask you for information concerning the Company. Employees, Executive Officers and Board Members (other than the authorized spokespersons referred to below) should not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (e.g., securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to the Company's Director, Investor Relations.

         You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

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HONEST AND ETHICAL CONDUCT AND FAIR DEALING

         Each employee, Executive Officer and Board Member should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services should not be untrue, misleading, deceptive or fraudulent. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF CORPORATE ASSETS

         All employees, Executive Officers and Board Members should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. Employees, Executive Officers and Board Members should use the Company's assets and services solely for legitimate business purposes of the Company and not for any unauthorized personal benefit or the unauthorized personal benefit of anyone else. This prohibition is particularly important as it relates to the Company's intellectual property assets.

         All employees, Executive Officers and Board Members should advance the Company's legitimate interests when the opportunity to do so arises. You should not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

GIFTS AND GRATUITIES

         Gifts to Government Workers

         The use of Company funds or assets for gifts to or entertainment of government officials or employees is prohibited, except to the extent such gifts or entertainment are in compliance with applicable law, nominal in amount (not to exceed $100 in value or such lesser amount as permitted under applicable law), and not given in consideration or expectation of any action by the recipient.

         Receipt of Gifts from Others

         Employees, Executive Officers and Board Members must not accept, or permit any close relative to accept, any overly lavish gifts, gratuities or other favors from any customers, suppliers or others doing or seeking to do business with the Company. However, traditional and customary entertainment expenses and token gifts that are part of recognizing accomplishments or part of establishing or fostering a relationship with the Company and facilitating a better understanding of the Company's business through interaction with Company personnel are permitted. Such gifts can include, but are not limited to, invitations to dinners or sporting events, or lucite deal cubes often given by investment banks after the closing of a transaction. Any gifts that are not of nominal value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion.

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         Bribes and Kickbacks

         Bribes and kickbacks are criminal acts, strictly prohibited by law. No Company employee or Executive Officer may offer, give, solicit or receive any form of bribe or kickback anywhere in the world. Bribes shall be interpreted in the broadest sense to include any type of preferential treatment secured by providing, directly or indirectly, an individual or his or her family members or associates with personal gain in relation to business conducted by or on behalf of the Company.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

         Employees, Executive Officers and Board Members must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

         All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

         It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

         Waivers for Employees

         While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee who believes that an exception to any of these policies is appropriate in his or her case should first contact the Vice President of Human Resources or, in the event that such individual is involved in the matter, the General Counsel. If the Vice President of Human Resources agrees that an exception is appropriate, the approval of the General Counsel must be obtained. The General Counsel shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

         Waivers for Executive Officers and Board Members

         Any Executive Officer or Board Member who seeks an exception to any of these policies should contact the Company's General Counsel directly. Any waiver of this Code for Executive Officers or Board Members or any change to this Code that applies to Executive Officers or Board Members may be made only by the Board of Directors of the Company (or to a

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Committee of the Board of Directors, if authorized by the Board of Directors)
and may be publicly disclosed as required by law or Nasdaq regulation.

REPORTING AND COMPLIANCE PROCEDURES

         Every employee, Executive Officer and Board Member has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code.

         Employee Reporting and Compliance Procedure

         Any employee who knows or believes that any other employee, Executive Officer, Board Member or other representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to the Vice President of Human Resources or, in the event that such individual is involved in the matter, to the General Counsel directly. When the Vice President of Human Resources receives a report of a violation of this Code, he or she must immediately inform the Company's General Counsel.

         Executive Officer and Board Member Reporting and Compliance Procedure

         Executive Officers and Board Members who know or believe that any other employee, Executive Officer, Board Member or other representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to the Company's General Counsel directly.

         General Reporting and Compliance Procedures

         As an alternative to the reporting methods above, employees, Executive Officers and Board Members may anonymously report violations or suspected violations at "ethics@tripathimaging.com." This email address is not to be used for general employee or job-related complaints. Such issues should be directed to the Human Resources department.

         You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee, Executive Officer or Board Member who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct.

         While we prefer that you identify yourself when reporting violations so that we may follow up with you for additional information, as necessary, you may leave messages at the above email address anonymously if you wish. Any report received via the above email address will be forwarded to the Vice President of Human Resources.

         Upon receipt of an alleged violation of this Code, the Company shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an Executive Officer or a Board Member, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any

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such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an Executive Officer or a Board Member, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, Executive Officers and Board Members are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

         With respect to suspected violations by employees, the Vice President of Human Resources and the General Counsel shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken. In the event that the alleged violation involves an Executive Officer or a Board Member, the Chief Executive Officer and the Board of Directors (or a committee thereof), respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such Executive Officer or Board Member.

         Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate criminal or civil authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

CONCERNS REGARDING ACCOUNTING OR AUDIT MATTERS

         Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish (at auditcommittee@tripathimaging.com), submit such concerns or complaints to the Chief Financial Officer, the General Counsel or directly to the Audit Committee, as described in the Company's Policy on Providing Information with Respect to Alleged Suspected Corporate and Accounting/Auditing Irregularities, which can be found in the Employee Handbook, which is posted on the Company's Intranet.

         The Audit Committee will evaluate the merits of any complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the complaint.

         The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern (unless the employee is found to have knowingly and willfully made a false report).

DISSEMINATION AND AMENDMENT

         This Code shall be distributed to each employee, Executive Officer and Board Member of the Company. All employees, Executive Officers and Board Members shall be required to certify that he or she has received, read and understood the Code and has complied with its terms

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by completing the attached certification and forwarding it to the Vice President of Human Resources.

         The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found in the Employee Handbook, which is posted on the Company's Intranet.

         This document is not an employment contract between the Company and any of its employees, Executive Officers or Board Members and does not alter the Company's at-will employment policy.

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                                  CERTIFICATION

I, ______________________________ do hereby certify that:
         (Print Name Above)

         1. I have received and carefully read the Code of Business Conduct and Ethics of TriPath Imaging, Inc.

         2.       I understand the Code of Business Conduct and Ethics.

         3. I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.

Date:  __________________________           __________________________________
                                                       (Signature)

EACH EMPLOYEE, EXECUTIVE OFFICER AND BOARD MEMBER IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT WITHIN 30 DAYS OF ISSUANCE. FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.

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                   CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER

                          AND SENIOR FINANCIAL OFFICERS

         TriPath Imaging, Inc. (the "Company") has a Code of Business Conduct and Ethics applicable to all Board Members, Executive Officers and employees of the Company (as such terms are defined in the Code). The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

         1. The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Chair of the Audit Committee or Chief Executive Officer any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Chair of the Audit Committee or Chief Executive Officer in fulfilling his responsibility to, among other things, assist the Company in designing and evaluating its disclosure controls and procedures.

         2. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Chair of the Audit Committee any information he or she may have concerning
                  (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosure or internal controls.

         3. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel or the Chief Financial Officer any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         4. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel or the Chief Financial Officer any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct of Ethics or of these additional procedures.

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         5.       The Board of Directors (or a committee thereof with delegated authority) shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Chief Executive Officer or the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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